Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Transcontinental Gas Pipe Line Corporation for the registration of $250,000,000 of its 6.05% Senior Notes due 2018, and to the incorporation by reference therein of our report dated February 25, 2008, with respect to the consolidated financial statements and schedule of Transcontinental Gas Pipe Line Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
August 11, 2008